UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 22, 2021

SANDRIDGE MISSISSIPPIAN TRUST I
(Exact name of Registrant as specified in its charter)

Delaware	001-35122	27-6990649
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Bank of New York Mellon Trust Company, N.A. 601 Travis Street, 16th Floor Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 236-6555
Not applicable
(Former name, former address and former fiscal year, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

ITEM 1.01. Entry Into a Material Definitive Agreement.
As described in the annual and quarterly reports of SandRidge Mississippian Trust I (the “Trust”) filed with the Securities and Exchange Commission (the “SEC”), the trust agreement governing the Trust (the “trust agreement”) requires the Trust to dissolve and commence winding up of its business and affairs if cash available for distribution for any four consecutive quarters, on a cumulative basis, is less than $1.0 million. As cash available for distribution for the four consecutive quarters ended September 30, 2020, on a cumulative basis, totaled approximately $815,000, the Trust was required to dissolve and commence winding up beginning as of the close of business on November 13, 2020. Accordingly, The Bank of New York Mellon Trust Company, N.A., as the trustee of the Trust (the “Trustee”), is required to sell all of the Trust’s assets, either by private sale or public auction, and distribute the net proceeds of the sale to the Trust unitholders after payment, or reasonable provision for payment, of all Trust liabilities, which is expected to include the establishment of cash reserves in such amounts as the Trustee in its discretion deems appropriate for the purpose of making reasonable provision for all claims and obligations of the Trust, including any contingent, conditional or unmatured claims and obligations, in accordance with the Delaware Statutory Trust Act. Among such contingent, conditional or unmatured claims for which the Trustee expects it will need to make provision out of the net proceeds of the sale are the Trust’s potential liabilities with respect to the securities litigation described in the Trust’s annual and quarterly reports filed with the SEC. Such a reserve could reduce or eliminate the amount of, or delay the timing of payment of, sale proceeds that may be distributed to unitholders.
As provided in the trust agreement, SandRidge Energy, Inc. (“SandRidge”) has a right of first refusal with respect to any sale of assets to a third party, and on March 29, 2021, the Trustee provided notice to SandRidge of an offer from a third party to purchase the assets of the Trust for a purchase price of $4,850,000. On April 7, 2021, SandRidge notified the Trustee that SandRidge would exercise its right of first refusal and would purchase the assets from the Trust for the same purchase price.
On April 22, 2021, the Trust and SandRidge Exploration and Production, LLC (the “Purchaser”), a wholly owned subsidiary of SandRidge, entered into a Purchase and Sale Agreement (the “Agreement”) for the sale of all of the overriding royalty interests held by the Trust (the “Royalty Interests”) for a purchase price of $4,850,000. The sale closed on April 22, 2021, with an effective date of April 1, 2021. Accordingly, because the Agreement entitles the Purchaser to the revenues from the oil and natural gas production attributable to the Royalty Interests since April 1, 2021, the Trust will not receive any further proceeds from such production and therefore will not make any further regular quarterly cash distributions to the Trust unitholders.
Under the trust agreement, the Trustee is required to distribute to the Trust unitholders on the quarterly cash distribution date in August 2021 the net proceeds of the sale, after payment of expenses related to the sale, and less any amounts withheld as cash reserves in such amounts as the Trustee in its discretion deems appropriate for the purpose of making reasonable provision for all claims and obligations of the Trust, including any contingent, conditional or unmatured claims and obligations, as discussed above. However, as a result of the Trustee’s establishment of a provision for the Trust’s potential liabilities under the securities litigation described in the Trust’s annual and quarterly reports filed with the SEC, the Trustee does not expect that there will be cash available for distribution until such litigation has been resolved.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as an exhibit to this Current Report on Form 8-K.

ITEM 2.01. Completion of Acquisition or Disposition of Assets.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 2.02. Results of Operations and Financial Condition.
Attached as Exhibit 99.1 is a press release issued on behalf of the Trust. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Purchase and Sale Agreement dated as of April 22, 2021 between SandRidge Exploration and Production, LLC and SandRidge Mississippian Trust I.
	99.1	Press Release dated April 26, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE MISSISSIPPIAN TRUST I

By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By: /s/ Sarah Newell
Name: Sarah Newell
Title: Vice President
Date: April 26, 2021